Kirkpatrick & Lockhart Nicholson Graham LLP

1601 K Street, N.W.
Washington, DC 20006-1600
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May 25, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Mellon Funds Trust
Mellon Large Cap Stock Fund, Mellon Income Stock Fund, Mellon Mid Cap Stock Fund, Mellon Small Cap Stock Fund, Mellon International Fund, Mellon Emerging Markets Fund, Mellon Bond Fund, Mellon Intermediate Bond Fund, Mellon Short-Term U.S. Government Securities Fund, Mellon National Intermediate Municipal Bond Fund, Mellon National Short-Term Municipal Bond Fund, Mellon Pennsylvania Intermediate Municipal Bond Fund, Mellon Massachusetts Intermediate Municipal Bond Fund, Mellon Balanced Fund, Mellon Money Market Fund and Mellon National Municipal Money Market Fund
File Nos. 333-34844; 811-09903
Post-Effective Amendment No. 13

Ladies and Gentlemen:

We have acted as counsel to Mellon Funds Trust ("Fund") in connection with the preparation of Post-Effective Amendment No. 13 to the Fund's Registration Statement on Form N-1A (the "Amendment"), and we have reviewed the disclosure that we understand will be contained in the Amendment when it is filed with the Securities and Exchange Commission.

Pursuant to paragraph (b)(4) of Rule 485 under the Securities Act of 1933, we represent that, based on our review and our assessment of the disclosure changes being effected by the Amendment, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,

Kirkpatrick + Lockhart Nicholson Graham LLP

Kirkpatrick & Lockhart Nicholson Graham LLP